Exhibit 99.1

SIMPLY BETTER BRANDS CORP AND JONES SODA CO. SIGN BINDING LOI WITH MERGER LEADING TO ACCELERATED SCALE AND MOMENTUM IN HIGH GROWTH CATEGORIES

●	Business combination intended to enable accelerated growth in plant-based wellness, food and beverage and health and beauty growth markets

●	Full Year post acquisition annual sales expected to be in excess of USD $60 Million with a combined gross margin of approximately 48%

VANCOUVER, British Columbia, April 21, 2022 (GLOBE NEWSWIRE)—Simply Better Brands Corp. (the “Simply Better Brands” or “SBBC”) (TSX Venture: SBBC) (OTCQB: PKANF) and Jones Soda Co. (“Jones”) (CSE: JSDA) (OTCQB: JSDA) are pleased to announce the execution of a binding letter of intent on April 16, 2022 (“LOI”) pursuant to which Simply Better Brands and Jones will complete an arm’s length business combination by the acquisition by Simply Better Brands of all of the issued and outstanding common shares of Jones (the “Transaction”), the iconic craft soda company which has recently added to their product line-up cannabis-derived food and beverages. The combination of SBBC and Jones, two rapidly growing companies, is expected to increase shareholder value through operational synergies and accelerated sales growth in three global verticals:

●	Food and Beverage – Jones Soda and TRUBAR

●	Plant-Based Wellness – CBD and THC – PureKana, Seventh Sense, Herve, Mirage and Mary Jones

●	Health and Beauty – No B.S. Skincare

Kathy Casey, CEO of SBBC said, “Our growth model remains consistent: acquire and build emerging Gen Z and Millennial brands in the wellness space through category, channel and geographic expansion. We see joining forces with Jones as an incredible fit due to a common wellness mission, consumer cohort, and leadership approach. Our previous acquisitions of PureKana, TRUBAR and No BS brands have yielded tremendous opportunities to fuel our growth and we are thrilled to have the opportunity for the iconic Jones brand to join our expanding portfolio. We believe that in addition to solving consumer problems in the wellness place, this latest move will be fundamental to driving shareholder value.”

With this proposed business combination, it is believed that opportunities will exist for commercial, functional and financial synergies to address all three market verticals including leveraging Jones’ distribution network and SBBC’s direct to consumer strengths and its key brick and mortar customer relationships.

Mark Murray, CEO of Jones said, “We are very excited to be bringing together the two companies to further accelerate top line growth and bottom line improvements. For Jones, this combination will deliver diversification to our core business. We are bringing together not only strong consumer brands but also two strong management teams that we believe will deliver growth and operational synergies.”

Transaction Summary

Pursuant to the Transaction, SBBC will purchase 100% of the issued and outstanding common shares of Jones ("Jones Shares") at a deemed value of US$0.75 per Jones Share, payable in fully paid and non-assessable common shares of SBBC (“SBBC Shares”) based on a price per SBBC Share equal to US$3.65 (“Share Consideration”). In addition, SBBC will assume all outstanding debt of Jones and exchange any dilutive securities of Jones for materially similar securities of SBBC based on an implied ratio of 0.20548 SBBC Shares for each one (1) Jones Share held, with the aggregate value being of the Transaction being approximately US$98,902,257 on a fully-diluted basis (“Transaction Value”). The Transaction, Transaction Value and price of the Share Consideration will be subject all relevant polices, rules and approvals of the TSX Venture Exchange (“TSXV”) or such other recognized stock exchange upon which the Share Consideration is listed for trading. The Share Consideration represents a premium of US$0.39 to Jones shareholders based on the closing price of each company as of the market close on April 14, 2022.

The Transaction is subject to a number of terms and conditions, including, but not limited to, the parties entering into a definitive agreement (the “Definitive Agreement”) with respect to the Transaction on or before June 30, 2022 (such agreement to include representations, warranties, conditions and covenants typical for a transaction of this nature), mutually favourable tax and corporate structuring, the approval by shareholders in Simply Better Brands and Jones, and the approval of the TSXV or such other recognized stock exchange as the SBBC Shares may become listed after completion of the Transaction, and if applicable, disinterested shareholder approval. Where applicable, the Transaction cannot close until the required shareholder approval is obtained. There can be no assurance that the Transaction will be completed as proposed or at all. Trading in the securities of SBBC and Jones should be considered highly speculative.

Name Change

Upon completion of the Transaction, Simply Better Brands intends to change its name to "Jones Soda" or some derivation thereof and a new trading symbol may be chosen by SBBC.

Board of Directors

Upon completion of the Transaction, the senior executive team and the Board of Directors of the combined company will draw from the extensive experience and expertise of both companies. It is proposed that the Board of Directors, subject to SBBC approving the proposed nominees and such nominees complying with applicable corporate laws and stock exchange rules in connection with such appointment, will be as follows:

●	Paul Norman, Chairman
●	Mark Murray
●	Alex Spiro
●	Jamie Colbourne
●	Clive Sirkin
●	Chad Bronstein
●	Plus an additional director to be nominated by Simply Better Brands

Due Diligence

In order to advance the Transaction to the point where a Definitive Agreement can be negotiated, each of the parties will conduct customary due diligence on the other party and following completion of satisfactory due diligence reviews, the parties expect to negotiate and execute a Definitive Agreement on or before June 30, 2022.

Transaction Structure and Definitive Agreement

The proposed Transaction will be set out in mutually acceptable, negotiated, definitive transaction agreements, including the Definitive Agreement with Jones, voting and support agreements with all officers, directors and insiders of Jones, including any shareholder holding in excess of 5% of the issued and outstanding Jones Shares, and voting support agreements including any shareholder holding in excess of 15% of the issued and outstanding SBBC Shares. The Definitive Agreement will include customary provisions for a transaction of this nature including representations and warranties, covenants, deal protections and conditions to closing, including fiduciary-out provisions, covenants not to solicit other acquisition proposals and the right to match any superior proposal and a termination fee as a result of either party accepting a superior proposal.

Upon completion of the Transaction, Jones’s Shares will be de-listed from the Canadian Securities Exchange and it is expected that Simply Better Brands will apply to cause Jones to cease being a reporting issuer under applicable Canadian securities laws. No finder's fee or commission will be payable in connection with the Transaction.

Shareholder Meeting

Approval for the Transaction, if necessary, will be sought from the shareholders of Simply Better Brands and Jones on a date to be determined.

About Simply Better Brands Corp.

Simply Better Brands Corp. leads an international omni-channel platform with diversified assets in the emerging plant-based and holistic wellness consumer product categories. Simply Better Brands’ mission is focused on leading innovation for the informed Millennial and Generation Z generations in the rapidly growing plant-based, natural, and clean ingredient space. Simply Better Brands continues to focus on expansion into high-growth consumer product categories including CBD products, plant-based food and beverage, and the global pet care and skin care industries. For more information on Simply Better Brands Corp., please visit: https://www.simplybetterbrands.com/investor-relations.

Contact Information

Simply Better Brands Corp.
Brian Meadows
Chief Financial Officer
+1 (855) 553-7441
ir@simplybetterbrands.com

About Jones

Headquartered in Seattle, Washington, Jones markets and distributes premium craft beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium craft soda category, Jones is made with cane sugar and other high‐quality ingredients and is known for packaging that incorporates ever‐ changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – cane sugar soda, zero‐calorie soda and Lemoncocco non‐carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants, and alternative accounts.

For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.   For further information, please contact Mark Murray, the Jones’ President and Chief Executive Officer at (206) 624‐3357

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed Transaction, SBBC is expected to file with the United States Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) that will include a Proxy Statement of Jones (the “Proxy Statement”) and a Prospectus of SBBC (the “Prospectus”), as well as other relevant documents concerning the proposed Transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about SBBC and Jones, may be obtained at the SEC’s Internet site (http://www.sec.gov), from SBBC by going to SBBC’s Investor Relations page on its website at https://www.simplybetterbrands.com/investor-relations, or from Jones by going to Jones’ Investor Relations page on its website at https://www.jonessoda.com/pages/investor-relations.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any shareholder of SBBC or Jones. However, SBBC and Jones and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Jones in connection with the proposed Transaction. Information about the directors and executive officers of Jones is set forth in the proxy statement for Jones’ 2022 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on April 1, 2022. Information about the directors and executive officers of SBBC is set forth in the management information circular for SBBC’s 2021 annual general and special meeting of shareholders, as filed on the System for Electronic Document Analysis and Retrieval (SEDAR) on June 11, 2021. Additional information regarding the interests of these participants and other persons who may be deemed participants in the Transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed Transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this news release has been prepared as at April 21, 2022. Certain statements in this news release, referred to herein as "forward-looking statements", constitute "forward-looking statements" under the provisions of Canadian provincial securities laws and the applicable securities laws of the United States of America. These statements can be identified by the use of words such as "expected", "may", "will" or similar terms. Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by Simply Better Brands and Jones as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

Forward-looking statements in this press release relate to, among other things: anticipated benefits of the Transaction to Simply Better Brands and Jones and their respective shareholders; the timing and receipt of required shareholder, stock exchange and regulatory approvals for the Transaction; the consideration to be paid to Jones shareholders; the ability of Simply Better Brands and Jones to satisfy the conditions to, and to negotiate and execute a Definitive Agreement and to complete, the Transaction; the anticipated timing for executing a Definitive Agreement; the anticipated timing of the mailing of the information circular and Proxy Statement regarding the Transaction; the timing for closing of the Transaction; liquidity and access to capital markets of Simply Better Brands. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made and are based upon a number of assumptions and estimates that, while considered reasonable by the respective parties, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors, both known and unknown, could cause actual results, performance or achievements to be materially different from the results, performance or achievements that are or may be expressed or implied by such forward-looking statements and the parties have made assumptions and estimates based on or related to many of these factors. Such factors include, without limitation: satisfaction or waiver of all applicable conditions to closing of the Transaction including, without limitation, receipt of all necessary securityholder, stock exchange and regulatory approvals or consents, lack of material changes with respect to the parties and their respective businesses; the synergies expected from the Transaction not being realized; business integration risks; fluctuations in general macro-economic conditions; the loss of key directors, employees, advisors or contractors; fluctuations in securities markets and the market price of Simply Better Brands’ and Jones’ shares; fluctuations in the currency markets (such as the Canadian dollar versus the U.S. dollar); changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; the impact of COVID-19 or other viruses and diseases on the ability to operate; risks and hazards associated with the business; litigation; competition; the failure to meet the closing conditions thereunder and the failure by counterparties to such agreements to comply with their obligations thereunder. Readers should not place undue reliance on the forward-looking statements and information contained in this news release concerning these times. Many factors, known and unknown, could cause actual results to be materially different from those expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as otherwise required by law, Simply Better Brands and Jones expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Simply Better Brands’ and Jones’ expectations or any change in events, conditions or circumstances on which any such statement is based.

There can be no assurance that the Transaction will be completed as proposed or at all. Investors are cautioned that, except as disclosed in the management information circular to be prepared in connection with a meeting of shareholders to consider the Transaction, any information released or received with respect to the Transaction may not be accurate or complete and should not be relied upon. Neither the TSXV nor the CSE has in any way passed upon the merits of the Transaction, and has neither approved nor disapproved the contents of this news release.